Exhibit 99.1

FOR IMMEDIATE RELEASE

J. ALEXANDER’S HOLDINGS, INC. REPORTS RESULTS FOR THIRD QUARTER ENDED SEPTEMBER 27, 2020

AND PROVIDES BUSINESS UPDATE FOR OCTOBER;

SALES IN RECENT MONTHS REACH ALMOST 90% OF PRIOR YEAR LEVELS

NASHVILLE, TN, November 5, 2020 — J. Alexander’s Holdings, Inc. (NYSE: JAX) (the “Company”), owner and operator of J. Alexander’s, Redlands Grill, Stoney River Steakhouse and Grill and other restaurants, today provided a business update and reported results for the third quarter ended September 27, 2020.

Mark A. Parkey, Chief Executive Officer of J. Alexander’s Holdings, Inc., stated, “I’m beyond pleased at the significant recovery that we’ve been able to achieve in recent months. In September and October 2020, our sales averaged nearly 90% of sales experienced in the same periods of 2019 – all while continuing to operate at limited capacities for dine-in service at most of our locations. I would note that none of our accomplishments during the most recent quarter would have been possible without the valiant efforts, and incredible creativity, of our talented teams at each of our 46 restaurants as well as the leadership of industry veterans that are based out of our headquarters in Nashville.”

Third Quarter 2020 Highlights Compared To The Third Quarter Of 2019

•

Average weekly same store sales per restaurant (1) for the third quarter of 2020 were down 18.1% to $86,700 for the J. Alexander’s/Grill restaurants and down 18.2% to $58,800 for the Stoney River Steakhouse and Grill restaurants compared to the third quarter of 2019.

•	Net sales for the third quarter of 2020 were $46,230,000, down from $56,867,000 reported in the third quarter of 2019.

•

Loss from continuing operations before income taxes totaled $1,643,000 for the third quarter of 2020. This compares to income from continuing operations before income taxes of $342,000 in the third quarter of 2019.

•	Results for the third quarter of 2020 included income tax expense of $64,000 compared to an income tax benefit of $495,000 in the third quarter of 2019.

•	Net loss for the third quarter of 2020 totaled $1,760,000 compared to net income of $771,000 in the third quarter of 2019.

•	Basic and diluted loss per share were $0.12 for the third quarter of 2020 compared to basic and diluted earnings per share of $0.05 for the third quarter of 2019.
•	Adjusted EBITDA (2) was $2,517,000 in the third quarter of 2020 compared to $4,375,000 in the third quarter of 2019.

•	Restaurant Operating Profit Margin (3) was 5.8% in the most recent quarter compared to 8.9% for the third quarter of 2019.

•	Food and beverage costs as a percentage of net sales in the third quarter of 2020 were 30.8% compared to 31.8% in the third quarter of 2019.

During the third quarter of 2020, the Company continued to reopen dining rooms and increase capacity as permitted under each local jurisdiction’s restrictions, including the installation of booth and pub dividers in certain markets. The Company took a price increase in August 2020 of approximately 4.1%, which included non-alcoholic beverages, certain wines by the glass and craft cocktails, as well as certain entrées and other menu items. Additionally, in September 2020 the Company successfully closed on the sale of its Cleveland property.

Chief Executive Officer’s Comments

“The third quarter of fiscal 2020 was a challenging period in many ways,” stated Parkey. “As we reopened our dining rooms beginning in June, we did so in an environment where seating was limited, safety measures for both our employees and our guests were vital and various products associated with our historical menu offerings were in short supply, if available at all. In addition, we had successfully built up a steady volume of carry out business and wanted to continue to meet the needs of our off-premise guests. As such, during the quarter we implemented a number of initiatives designed to respond to these challenges, including the addition of partitions in both our dining rooms as well as at our pub tops in many of our restaurants, the streamlining of our menus to make them more efficient for both guests as well as our employees, the addition of new and attractive ‘Family Pack’ offerings at all of our locations and the introduction of a number of new entrees within the reopened dining rooms.”

“As a result,” Parkey continued, “we were able to steadily build revenue over the course of the 13-week quarter, from approximately $2.8 million in the first week of the quarter to approximately $3.9 million during the last week of the period and, in the process, maintain a consistent range of approximately $600,000—$700,000 in carry out business each week. As we enter the fourth quarter, we estimate that approximately 60% of our seats are available for dining room guests and are cautiously optimistic that this figure will continue to increase as select additional states and municipalities relax existing restrictions. In addition, we anticipate that selected restaurants will benefit, particularly with respect to lunch volumes, from certain corporate neighbors returning to an office setting instead of mandating their employees work offsite. While the timing of such events is still fluid we believe that the demand for on-site dining is high and that, as restrictions are lifted, we will continue to see strong demand for on-site dining from our guest base. In addition, we are confident in our ability to grow same store sales once an effective vaccine is made available to the population and the current government imposed operating restrictions are removed from our restaurants.”

Parkey noted that procurement in general has become much more dependable than it was during the second quarter of 2020, and management anticipates that there will be adequate product available for the upcoming holiday season.

Parkey continued, “Against a backdrop characterized by uncertainty at almost every turn, our folks have displayed an amazing resolve to meet the needs of our guests and to do so in a hospitable manner consistent with the experience that we’ve cultivated since the original J. Alexander’s restaurant opened for business in May of 1991. While our balance sheet appropriately quantifies our various assets as a company, I believe that our greatest assets are the people that walk through our doors every day of the week and endeavor to make each guest’s visit a memorable experience.”

Business Update and 2020 Outlook

Average weekly same store sales1 by month for the third quarter and October of 2020 compared to the same monthly periods of 2019 are as follows:

	July (4 weeks)	August (4 weeks)	September (5 weeks)	October (4 weeks)
J. Alexander’s/Grill Restaurants	(25.8)%	(20.0)%	(10.8)%	(11.2)%
Stoney River Steakhouse and Grill	(25.2)%	(20.6)%	(10.4)%	(10.3)%

As a result of the ongoing novel coronavirus (“COVID-19”) pandemic, the Company continues to operate its restaurants in accordance with various governmental guidance and restrictions on a limited-capacity basis for dine-in service at all of its locations, with the exception of those locations in the State of Illinois that are currently temporarily closed for dine-in service, and also continues to offer a robust carry-out service at each of its 46 restaurants.

Currently, the Company is operating at approximately 60% capacity of available seats across its 46 locations. During the third quarter, the Company saw steady recovery of guest counts and increasing sales across its restaurant base.

Off-premise sales have continued to represent a meaningful portion of total sales since dining rooms have reopened with restricted capacity. For instance, off-premise sales during the third quarter of 2020 averaged 15%—20% of total sales on a weekly basis, which represents approximately $625,000 on average in off-premise sales weekly. In October 2020, the Company implemented upgraded reusable and recyclable carry-out packaging to enhance the off-premise guest experience, and a portion of the added cost for the new packaging is now passed along to the guest in the form of a packaging fee. The Company expects that the upgraded carryout packaging will help drive long-term off-premise sales, and the Company expects this trend of approximately $600,000 to $700,000 of off-premise sales per week to continue through the fourth quarter of 2020.

The Company is not providing full guidance for fiscal 2020 in light of the current uncertain consumer environment, uncertainty concerning government restrictions on restaurant capacity and unprecedented global market and economic conditions.

Liquidity

As of September 27, 2020, the Company’s cash and cash equivalents totaled $17,184,000, and total outstanding indebtedness was $25,722,000, including $21,000,000 outstanding on the Company’s lines of credit facilities. In October 2020, the Company repaid $10,000,000 of the outstanding borrowings on its development line of credit. As of November 4, 2020, the Company has available capacity under its revolving line of credit (which was expanded in June 2020 via an amendment to its loan agreement) of $15,000,000 and under its development line of credit of $10,000,000 due to the October 2020 repayment.

Additionally, on October 28, 2020, the Company entered into the Fourth Amended and Restated Loan Agreement (the “Amended Loan Agreement”) with its lender, which extended the term of the Company’s development line of credit, revolving line of credit, and the larger of the two term loans outstanding from September 3, 2021 to January 1, 2023 (which is the end of the Company’s 2022 fiscal year). The smaller of the Company’s two term loans (which has a balance outstanding of $556,000) will amortize over the remaining months of fiscal 2020. The Amended Loan Agreement also modifies the rates for each of the outstanding term loans and lines of credit to a floating rate equal to 30-day LIBOR plus 2.5%, with a LIBOR floor of 1.5%.

Additionally, the Amended Loan Agreement retains the financial covenants from the Third Amended and Restated Loan Agreement entered into in June 2020, and also adds a fixed coverage charge ratio covenant that applies beginning in the third quarter of fiscal 2021. The details of the financial covenants were previously disclosed in a Current Report on Form 8-K filed on November 2, 2020. The Company was in compliance with all required debt covenants as of September 27, 2020 and expects to be in compliance with its financial covenants for at least the next twelve months.

As of November 1, 2020, the Company had cash on hand of approximately $9,025,000. Cash flow from operations for the third quarter of 2020 was positive $2,225,000, and total cash flow was nearly breakeven for the third quarter of 2020. In the business update press release dated September 17, 2020, the Company estimated that it would be cash flow positive in the range of $400,000 to $450,000 per week for the fourth quarter of 2020 (which contains 14 weeks due to fiscal 2020 being a 53-week fiscal year), and that the Company will have adequate liquidity for 2020. These estimates included required debt service payments and capital expenditure commitments, including the construction of one new location scheduled to be completed in the fourth quarter of 2020 and opened in the first quarter of 2021. However, these cash flow estimates did not contemplate the voluntary $10,000,000 repayment of outstanding borrowings in October 2020. The Company continues to estimate positive cash flow in the range of $400,000 to $450,000 weekly for the fourth quarter of 2020, excluding the $10,000,000 repayment of line of credit borrowings. When the $10,000,000 repayment of outstanding borrowings is factored into the fourth quarter cash flow estimates, the cash burn rate anticipated is approximately $265,000 to $315,000 per week. The Company also anticipates that it will have adequate liquidity for the balance of fiscal 2020 and fiscal 2021, based on current business levels.

Restaurant Development

The Company is currently constructing a Redlands Grill restaurant in San Antonio, TX which is scheduled to be completed in late 2020. Due to the current restrictions associated with the COVID-19 pandemic in Texas, coupled with the lead time associated with preparing a new location for opening, the Company has scheduled this restaurant to open in the first quarter of fiscal 2021. Additionally, the Company anticipates that in January 2021 it will begin construction of a new J. Alexander’s Restaurant in Madison, AL which is expected to open in the latter part of the third quarter of 2021.

(1) Average weekly same store sales per restaurant is computed by dividing total restaurant same store sales for the period by the total number of days all same store restaurants were open for the period to obtain a daily sales average. The daily same store sales average is then multiplied by seven to arrive at average weekly same store sales per restaurant. Days on which restaurants are closed for business for any reason other than scheduled closures on Thanksgiving and Christmas are excluded from this calculation. Sales and sales days used in this calculation and amounts of other “same store” figures in this release include only those for restaurants in operation at the end of the period which have been open for more than 18 months. Revenue associated with reduction in liabilities for gift cards, which is recognized in proportion to guest redemptions based on historical redemption rates and commonly referred to as gift card breakage, is not included in the calculation of average weekly same store sales per restaurant. Average weekly same store sales are computed from sales amounts that have been determined in accordance with U.S. generally accepted accounting principles (“GAAP”).

(2) Please refer to the financial information accompanying this release for our definition of the non-GAAP financial measure Adjusted EBITDA and a reconciliation of net (loss) income to Adjusted EBITDA. Management uses Adjusted EBITDA to evaluate operating performance and the effectiveness of its business strategies.

(3) “Restaurant Operating (Loss) Profit Margin” is the ratio of Restaurant Operating (Loss) Profit, a non-GAAP financial measure, to net sales. Please refer to the financial information accompanying this release for our definition of the non-GAAP financial measure Restaurant Operating (Loss) Profit and a reconciliation of operating (loss) income to Restaurant Operating (Loss) Profit. Management uses Restaurant Operating (Loss) Profit to measure operating performance at the restaurant level.

About J. Alexander’s Holdings, Inc.

J. Alexander’s Holdings, Inc. is a collection of restaurants that focus on providing high-quality food, outstanding professional service and an attractive ambiance. The Company presently operates 46 restaurants in 16 states. The Company has its headquarters in Nashville, TN.

For additional information, visit www.jalexandersholdings.com

Forward-Looking Statements

This press release issued by J. Alexander’s Holdings, Inc. contains forward-looking statements, which include all statements that do not relate solely to historical or current facts, such as statements regarding our expectations, intentions or strategies regarding the future, including the impact of the COVID-19 pandemic on our operations, cash needs, liquidity and financial results, and cost-containment efforts. These forward-looking statements are based on management’s beliefs, as well as assumptions made by, and information currently available to, management. Because such statements are based on expectations as to future financial and operating results and other events and are not statements of fact, actual results may differ materially from those projected and are subject to a number of known and unknown risks and uncertainties, including the health and financial effects of the COVID-19 pandemic; the Company’s ability to reopen its restaurants for in-person dining at normal capacities, and thereafter to reestablish and maintain satisfactory guest count levels and maintain or increase sales and operating margin in its restaurants under varying economic conditions; the effect of higher commodity prices, unemployment and other economic factors on consumer demand; increases in food input costs or product shortages and the Company’s response to them; the Company’s ability to obtain access to additional capital as needed; the Company’s ability to comply with new financial covenants under its loan agreement with its lender; the impact of any impairment of our long-lived assets, including tradename; the Company’s ability to defer lease or contract payments or otherwise obtain concessions from landlords, vendors and other parties in light of the impact of the COVID-19 pandemic; the number and timing of new restaurant openings and the Company’s ability to operate them profitably; competition within the casual dining industry and within the markets in which our restaurants are located; adverse weather conditions in regions in which the Company’s restaurants are located; factors that are under the control of third parties, including government agencies; the Company’s evaluation of strategic alternatives; as well as other risks and uncertainties described under the headings “Forward-Looking Statements,” “Risk Factors” and other sections of the Company’s Annual Report on Form 10-K filed with the SEC on March 13, 2020, as amended on April 17, 2020, and subsequent filings, under the heading “Risk Factors” in its Quarterly Report on Form 10-Q filed with the SEC on August 6, 2020. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:

J. Alexander’s Holdings, Inc.

Jessica Hagler

Chief Financial Officer

(615) 269-1900

J. Alexander’s Holdings, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(Unaudited in thousands, except per share amounts)

	Quarter Ended		Nine Months Ended
	September 27,	September 29,	September 27,	September 29,
	2020	2019	2020	2019
Net sales	$46,230	$56,867	$130,804	$183,830
Costs and expenses:
Food and beverage costs	14,251	18,110	43,289	58,441
Restaurant labor and related costs	15,592	18,835	48,484	57,542
Depreciation and amortization of restaurant property and equipment	3,037	2,968	9,191	8,847
Other operating expenses	10,666	11,916	31,156	37,028

Total restaurant operating expenses	43,546	51,829	132,120	161,858
Transaction, contested proxy and other related expenses	12	117	635	768
General and administrative expenses	3,811	4,288	12,646	13,816
Goodwill impairment charge	—	—	15,737	—
Long-lived asset impairment charges and restaurant closing costs	173	—	1,040	—
Pre-opening expense	72	211	163	357

Total operating expenses	47,614	56,445	162,341	176,799

Operating (loss) income	(1,384)	422	(31,537)	7,031
Other income (expense):
Interest expense	(283)	(135)	(588)	(490)
Other, net	24	55	151	191

Total other expense	(259)	(80)	(437)	(299)

(Loss) income from continuing operations before income taxes	(1,643)	342	(31,974)	6,732
Income tax (expense) benefit	(64)	495	5,742	238
Loss from discontinued operations, net	(53)	(66)	(160)	(183)

Net (loss) income	$(1,760)	$771	$(26,392)	$6,787

Basic (loss) earnings per share:
(Loss) income from continuing operations, net of tax	$(0.12)	$0.06	$(1.78)	$0.47
Loss from discontinued operations, net	(0.00)	(0.00)	(0.01)	(0.01)

Basic (loss) earnings per share	$(0.12)	$0.05	$(1.79)	$0.46

Diluted (loss) earnings per share:
(Loss) income from continuing operations, net of tax	$(0.12)	$0.06	$(1.78)	$0.47
Loss from discontinued operations, net	(0.00)	(0.00)	(0.01)	(0.01)

Diluted (loss) earnings per share	$(0.12)	$0.05	$(1.79)	$0.46

Weighted average common shares outstanding:
Basic	14,729	14,695	14,706	14,695
Diluted	14,729	14,808	14,706	14,746

Note: Per share amounts may not sum due to rounding.

J. Alexander’s Holdings, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations Data

as a Percentage of Net Sales (Unaudited)

	Quarter Ended		Nine Months Ended
	September 27,	September 29,	September 27,	September 29,
	2020	2019	2020	2019
Net sales	100.0%	100.0%	100.0%	100.0%
Costs and expenses:
Food and beverage costs	30.8	31.8	33.1	31.8
Restaurant labor and related costs	33.7	33.1	37.1	31.3
Depreciation and amortization of restaurant property and equipment	6.6	5.2	7.0	4.8
Other operating expenses	23.1	21.0	23.8	20.1

Total restaurant operating expenses	94.2	91.1	101.0	88.0
Transaction, contested proxy and other related expenses	0.0	0.2	0.5	0.4
General and administrative expenses	8.2	7.5	9.7	7.5
Goodwill impairment charge	—	—	12.0	—
Long-lived asset impairment charges and restaurant closing costs	0.4	—	0.8	—
Pre-opening expense	0.2	0.4	0.1	0.2

Total operating expenses	103.0	99.3	124.1	96.2

Operating (loss) income	(3.0)	0.7	(24.1)	3.8
Other income (expense):
Interest expense	(0.6)	(0.2)	(0.4)	(0.3)
Other, net	0.1	0.1	0.1	0.1

Total other expense	(0.6)	(0.1)	(0.3)	(0.2)

(Loss) income from continuing operations before income taxes	(3.6)	0.6	(24.4)	3.7
Income tax (expense) benefit	(0.1)	0.9	4.4	0.1
Loss from discontinued operations, net	(0.1)	(0.1)	(0.1)	(0.1)

Net (loss) income	(3.8)%	1.4%	(20.2)%	3.7%

Note: Certain percentage totals do not sum due to rounding.

J. Alexander’s Holdings, Inc. and Subsidiaries

Other Financial and Performance Data (Unaudited)

	Quarter Ended		Nine Months Ended
	September 27,	September 29,	September 27,	September 29,
	2020	2019	2020	2019
Other Financial and Performance Data:
Adjusted EBITDA(1) (in thousands)	$2,517	$4,375	$(2,882)	$18,656
As a % of net sales	5.4%	7.7%	(2.2)%	10.1%
All Stores Basis Operating Metrics:
Average weekly sales per restaurant:
J. Alexander’s / Grill Restaurants	$85,200	$104,500	$79,300	$111,800
Percent change	(18.5)%		(29.1)%
Stoney River Steakhouse and Grill	$58,800	$71,900	$55,200	$78,800
Percent change	(18.2)%		(29.9)%
Average weekly guest counts:
J. Alexander’s / Grill Restaurants	(23.2)%	(2.5)%	(29.3)%	(1.9)%
Stoney River Steakhouse and Grill	(18.3)%	1.9%	(28.1)%	2.5%
Average guest check per restaurant (including alcoholic beverages):
J. Alexander’s / Grill Restaurants	$34.15	$32.19	$32.38	$32.25
Percent change	6.1%		0.4%
Stoney River Steakhouse and Grill	$41.92	$41.82	$40.81	$41.99
Percent change	0.2%		(2.8)%
Estimated inflation:
J. Alexander’s / Grill Restaurants (total food costs)	0.4%	0.8%
J. Alexander’s / Grill Restaurants (beef costs)	0.8%	4.7%
Stoney River Steakhouse and Grill (total food costs)	(0.7)%	2.8%
Stoney River Steakhouse and Grill (beef costs)	(0.1)%	6.2%
Same Store Basis Operating Metrics:
Average weekly same store sales per restaurant:
J. Alexander’s / Grill Restaurants	$86,700	$105,900	$80,500	$113,300
Percent change	(18.1)%		(28.9)%
Stoney River Steakhouse and Grill	$58,800	$71,900	$55,100	$78,400
Percent change	(18.2)%		(29.7)%
Average weekly same store guest counts:
J. Alexander’s / Grill Restaurants	(22.7)%	(2.9)%	(28.9)%	(1.7)%
Stoney River Steakhouse and Grill	(18.3)%	(0.4)%	(27.7)%	0.4%
Average same store guest check per restaurant (including alcoholic beverages):
J. Alexander’s / Grill Restaurants	$34.12	$32.26	$32.35	$32.32
Percent change	5.8%		0.1%
Stoney River Steakhouse and Grill	$41.92	$41.82	$40.95	$42.15
Percent change	0.2%		(2.8)%

(1)	See definitions and reconciliation attached.

J. Alexander’s Holdings, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(Unaudited in thousands)

	September 27,	December 29,
	2020	2019
Assets
Current assets:
Cash and cash equivalents	$17,184	$8,803
Other current assets	5,448	9,289

Total current assets	22,632	18,092
Other assets	6,002	5,698
Deferred income taxes, net	7,808	2,918
Property and equipment, net	103,461	109,303
Right-of-use lease assets, net	73,689	70,277
Goodwill	—	15,737
Tradename and other indefinite-lived intangibles	25,648	25,648
Deferred charges, net	198	239

	$239,438	$247,912

Liabilities and Stockholders’ Equity
Current liabilities	$30,948	$31,226
Long-term debt, net of portion classified as current and unamortized deferred loan costs	13,092	2,845
Long-term lease liabilities	80,196	75,883
Deferred compensation obligations	7,252	7,103
Other long-term liabilities	2,256	138
Stockholders’ equity	105,694	130,717

	$239,438	$247,912

J. Alexander’s Holdings, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(Unaudited in thousands)

	Nine Months Ended
	September 27,	September 29,
	2020	2019
Cash flows from operating activities:
Net (loss) income	$(26,392)	$6,787
Adjustments to reconcile net (loss) income to net cash (used in) provided by operating activities:
Depreciation and amortization of property and equipment	9,340	9,034
Equity-based compensation expense	1,388	1,030
Asset impairment charges	16,426	—
Other, net	(4,475)	(783)
Changes in assets and liabilities, net	2,174	(5,314)

Net cash (used in) provided by operating activities	(1,539)	10,754
Cash flows from investing activities:
Purchase of property and equipment	(6,082)	(7,757)
Proceeds from sale of property and equipment	1,070	—
Other investing activities	(290)	(122)

Net cash used in investing activities	(5,302)	(7,879)
Cash flows from financing activities:
Proceeds from borrowings under debt agreement	32,100	—
Payments on long-term debt	(16,350)	(3,750)
Other financing activities	(528)	(43)

Net cash provided by (used in) financing activities	15,222	(3,793)

Increase (decrease) in cash and cash equivalents	8,381	(918)
Cash and cash equivalents at beginning of the period	8,803	8,783

Cash and cash equivalents at end of the period	$17,184	$7,865

Supplemental disclosures:
Property and equipment obligations accrued at beginning of the period	$1,116	$819
Property and equipment obligations accrued at end of the period	490	2,669
Cash paid for interest	405	467
Cash paid for income taxes	84	718

J. Alexander’s Holdings, Inc. and Subsidiaries

Non-GAAP Financial Measures and Reconciliations

(Unaudited in thousands)

Non-GAAP Financial Measures

Within this press release, we present the following non-GAAP financial measures which we believe are useful to investors as key measures of our operating performance:

We define Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization, or “Adjusted EBITDA”, as net (loss) income before interest expense, income tax expense (benefit), depreciation and amortization, and adding asset impairment charges and restaurant closing costs, loss on disposals of fixed assets, transaction, contested proxy and other related expenses, non-cash compensation, loss from discontinued operations, and pre-opening costs.

Adjusted EBITDA is a non-GAAP financial measure that we believe is useful to investors because it provides information regarding certain financial and business trends relating to our operating results and excludes certain items that are not indicative of our operations. Adjusted EBITDA does not fully consider the impact of investing or financing transactions as it specifically excludes depreciation and interest charges, which should also be considered in the overall evaluation of our results of operations.

We define “Restaurant Operating Profit (Loss) ” as net sales less restaurant operating costs, which are food and beverage costs, restaurant labor and related costs, depreciation and amortization of restaurant property and equipment, and other operating expenses. Restaurant Operating Profit (Loss) is a non-GAAP financial measure that we believe is useful to investors because it provides a measure of profitability for evaluation that does not reflect corporate overhead and other non-operating or unusual costs. “Restaurant Operating Profit (Loss) Margin” is the ratio of Restaurant Operating Profit (Loss) to net sales.

Our management uses Adjusted EBITDA and Restaurant Operating Profit (Loss) to evaluate the effectiveness of our business strategies. We caution investors that amounts presented in accordance with the above definitions of Adjusted EBITDA or Restaurant Operating Profit (Loss) may not be comparable to similar measures disclosed by other companies, because not all companies calculate these non-GAAP financial measures in the same manner. Adjusted EBITDA and Restaurant Operating Profit (Loss) should not be assessed in isolation from, or construed as a substitute for, net (loss) income, operating (loss) income or other measures presented in accordance with GAAP.

A reconciliation of these non-GAAP financial measures to the closest GAAP measure is set forth in the following tables:

	Quarter Ended		Nine Months Ended
	September 27,	September 29,	September 27,	September 29,
	2020	2019	2020	2019
Net (loss) income	$(1,760)	$771	$(26,392)	$6,787
Income tax expense (benefit)	64	(495)	(5,742)	(238)
Interest expense	283	135	588	490
Depreciation and amortization	3,097	3,039	9,381	9,076

EBITDA	1,684	3,450	(22,165)	16,115
Transaction, contested proxy and other related expenses	12	117	635	768
Loss on disposal of fixed assets	10	60	63	107
Asset impairment charges and restaurant closing costs	173	—	16,777	(2)
Non-cash compensation	513	471	1,485	1,128
Loss from discontinued operations, net	53	66	160	183
Pre-opening expense	72	211	163	357

Adjusted EBITDA	$2,517	$4,375	$(2,882)	$18,656

J. Alexander’s Holdings, Inc. and Subsidiaries

Non-GAAP Financial Measures and Reconciliations

(Unaudited in thousands)

	Quarter Ended				Nine Months Ended
	September 27,		September 29,		September 27,		September 29,
	2020		2019		2020		2019
	Amount	Percent of Net Sales	Amount	Percent of Net Sales	Amount	Percent of Net Sales	Amount	Percent of Net Sales
Operating (loss) income	$(1,384)	(3.0)%	$422	0.7%	$(31,537)	(24.1)%	$7,031	3.8%
General and administrative expenses	3,811	8.2%	4,288	7.5%	12,646	9.7%	13,816	7.5%
Transaction, contested proxy and other related expenses	12	0.0%	117	0.2%	635	0.5%	768	0.4%
Goodwill impairment charge	—	0.0%	—	0.0%	15,737	12.0%	—	0.0%
Long-lived asset impairment charges and restaurant closing costs	173	0.4%	—	0.0%	1,040	0.8%	—	0.0%
Pre-opening expense	72	0.2%	211	0.4%	163	0.1%	357	0.2%

Restaurant Operating Profit (loss)	$2,684	5.8%	$5,038	8.9%	$(1,316)	(1.0)%	$21,972	12.0%

Note: Certain percentage totals do not sum due to rounding.